EXHIBIT 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Marc Katz, Chief Financial Officer	Joe Crivelli
(856) 768-4957	(610) 642-8253
A.C. Moore Reports Second Quarter 2007 Results
•	Gross margin improves 140 basis points versus last year

•	EPS improves to a net loss of $0.02 per share versus a net loss of $0.09 last year

•	Cash position improves by $29.8 million versus last year
Berlin, New Jersey, August 6, 2007 - A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced results for the second quarter ended June 30, 2007.
Sales for the second quarter of 2007 were $124.4 million, a decrease of 4.1% versus sales of $129.8 million during the second quarter of 2006. Same store sales decreased by 10.0% versus the same period in 2006. The net loss was $0.3 million, or $0.02 per share, compared with a net loss of $1.8 million, or $0.09 per share, in the second quarter of 2006. Second quarter 2007 results include a charge of $0.03 per share, related to a one time legal settlement. Second quarter 2006 results included costs of $1.8 million, or $0.05 per share, related to the changes in management. The Company’s cash position improved by $29.8 million versus the same period last year principally due to a 21% reduction in inventory per store.
Sales for the six months ended June 30, 2007 were $259.8 million, a decrease of 1.1% versus sales of $262.7 million in the same period in 2006. Same store sales decreased by 7.4% for the six month period. Net income for the six months ended June 30, 2007 was $0.2 million, or $0.01 per share, versus a net loss of $1.5 million, or $0.08 per share, in the same period in 2006. Results for the six months ended June 30, 2007 include $0.4 million, or $0.01 per share related to the changes in management, versus $2.0 million, or $0.06 per share, in the same period in 2006.
Rick A. Lepley, Chief Executive Officer, stated, “We are pleased with our progress in improving gross margins, inventory, and our cash position. We believe our results indicate that our focus on improving store profitability continues to be the right course for us at this particular time.”

The Company will host a conference call tomorrow, Tuesday, August 7, 2007, beginning at 8:30 a.m., Eastern Time, to discuss second quarter 2007 results. To participate in the conference call, please call 973-582-2741 and provide the operator with passcode #9030877. If you are unable to access the live call, please dial 973-341-3080 and enter pin #9030877 to access the taped digital replay. The replay will be available at approximately 10:00 a.m. ET on August 7, 2007 and will remain available until August 21, 2007 at 11:59 p.m.
A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “Investor Relations” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.
About A.C. Moore:
A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 124 stores in the Eastern United States. For more information about the Company, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the Company’s ability to implement its business and operating initiatives to improve profitability, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, the costs associated with a change in management, difficulties in determining the outcome and impact of litigation, the impact of the threat of terrorist attacks and war, the Company’s ability to maintain an effective system of internal control over financial reporting and other risks detailed in the Company’s Securities and Exchange Commission filings.
[Tables to Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	June 30,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$54,564	$24,716
Inventories	150,881	176,068
Prepaid expenses and other current assets	10,742	8,803

	216,187	209,587

Property and equipment, net	95,795	91,834
Other assets	1,763	1,390

	$313,745	$302,811

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$2,571	$2,571
Trade accounts payable	38,194	41,002
Other current liabilities	17,265	13,562

	58,030	57,135

Non-current liabilities:
Long-term debt	20,357	22,929
Deferred tax and other liabilities	6,590	7,430
Accrued lease liability	18,366	16,259

	45,313	46,618

	103,343	103,753

Shareholders’ Equity	210,402	199,058

	$313,745	$302,811

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$124,439	$129,815	$259,819	$262,733
Cost of sales	72,024	77,023	151,727	156,788

Gross Margin	52,415	52,792	108,092	105,945
Selling, general and administrative expenses	52,860	53,185	107,253	105,029
Costs related to change in management	145	1,811	435	2,027
Store pre-opening expenses	177	671	491	1,295

Income (Loss) from operations	(767)	(2,875)	(87)	(2,406)
Net interest expense (income)	(217)	73	(450)	126

Income (Loss) before income taxes	(550)	(2,948)	363	(2,532)
Provisions (Benefit) for income taxes	(207)	(1,179)	134	(1,013)

Net income (loss)	$(343)	$(1,769)	$229	$(1,519)

Basic net income (loss) per share	$(0.02)	$(0.09)	$0.01	$(0.08)

Diluted net income (loss) per share	$(0.02)	$(0.09)	$0.01	$(0.08)

Weighted average shares outstanding	20,229,158	19,857,369	20,207,270	19,846,614

Weighted average shares outstanding plus impact of stock options	20,229,158	19,857,369	20,337,965	19,846,614